Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Ingevity Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value	Rule 457(c) and Rule 457(h)	425,000	$35.24	$14,977,000	$0.0001531	$2,292.98

	Total Offering Amounts				$14,977,000		$2,292.98
	Total Fee Offsets						-
	Net Fee Due						$2,292.98

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Ingevity Corporation (the “Registrant”) that become issuable under the Ingevity Corporation Omnibus Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2) Represents shares of Common Stock reserved for future grant under the Plan.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high ($36.03) and low ($34.45) sales prices of the Registrant’s common stock reported on the New York Stock Exchange as of a date (May 5, 2025) within five business days prior to filing this Registration Statement.